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                                                                 (EXHIBIT 23.02)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated January 22, 1997 on the financial statements of Campbell Strategic Allocation Fund, L.P. as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 and our report dated March 7, 1997 on the balance sheet of Campbell & Company, Inc. as of December 31, 1996, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.

                                        ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.
                                        CERTIFIED PUBLIC ACCOUNTANTS

Lutherville, Maryland
June 9, 1997